EMPLOYEE STOCK OPTION AGREEMENT
(3 Year Vesting Schedule)

2017 EQUITY INCENTIVE PLAN

THIS EMPLOYEE STOCK OPTION AGREEMENT (this “Agreement”), dated as of ______, is between ENERSYS, a Delaware corporation (the “Company”), and the individual identified on the signature page hereof (the “Participant”).
BACKGROUND
A.    The Participant is currently an employee of the Company or one of its Subsidiaries.
B.    The Company desires to (i) provide the Participant with an incentive to remain in the employ of the Company or one of its Subsidiaries, and (ii) increase the Participant’s interest in the success of the Company by granting to the Participant nonqualified stock options (the “Options”) to purchase shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”).
C.    The grant of the Options is (i) made pursuant to the 2017 Equity Incentive Plan (the “Plan”); (ii) made subject to the terms and conditions of this Agreement and Appendix A; and (iii) not employment compensation nor an employment right and is made in the sole discretion of the Company’s Compensation Committee.
AGREEMENT
NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement, the parties hereto, intending to be legally bound, agree as follows:
1.Definitions; Incorporation of Plan Terms. Capitalized terms used in this Agreement without definition shall have the meanings assigned to them in the Plan. This Agreement and the Options shall be subject to the Plan. The terms of the Plan and the Background provisions of this Agreement are hereby incorporated into this Agreement by reference~~.~~ and made a part hereof as if set forth in their entirety in this Section 1. If there is a conflict or an inconsistency between the Plan and this Agreement, the Plan shall govern.
2.    Restrictions on Transfer. Except as otherwise expressly provided in the Plan, none of the Options may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of (or made the subject of a derivative transaction) to or with any third party otherwise than by will or the laws of descent and distribution and the Options shall be exercisable during the Participant’s lifetime only by the Participant.

3.    Grant of Options. The Participant is awarded the number of Options specified on the signature page hereof, at the Option Price indicated thereon. The Options are not intended to qualify as incentive stock options under Section 422 of the Code. Each Option shall entitle the Participant to purchase, upon payment of the applicable Option Price in any manner provided by the Plan, one share of Common Stock. The shares of Common Stock issuable upon exercise of the Options are from time to time referred to herein as the “Option Shares.” For purposes of the Plan and this Agreement, the Date of Grant shall be as indicated on the signature page hereof. The Options shall be exercisable as provided in this Agreement.
4.    Terms and Conditions of Options. The Options evidenced by this Agreement are subject to the following terms and conditions:
(a)    Vesting. The Options shall vest and become exercisable as follows: one-third (1/3) of the Options shall vest and become exercisable on each of the first three anniversaries of the Date of Grant (each such one-third (1/3) of the Options which vest on each such anniversary shall be referred to herein as a “Tranche” and each such anniversary a Vesting Date) unless previously vested or forfeited in accordance with the Plan or this Agreement; provided, however, that to the extent then unvested, the Options shall immediately become vested and exercisable if:

(i)	the Participant’s employment terminates due to death or Permanent Disability, or

(ii)	the Participant’s employment terminates within two years after a Change in Control without Cause or for Good Reason.
Further, provided, in the event of the Participant’s Retirement, a separate pro-rata portion of the Tranche of Options (to the extent then unvested) during which the Retirement occurs shall immediately become vested. The number of unvested Options that shall vest pro-rata upon Retirement shall be calculated by multiplying (A) the quotient obtained by dividing the number of completed months that the Participant was employed by the Company or one of its Subsidiaries since the most recent Vesting Date by 36, by (B) the number of Options subject to this Agreement (rounding up to the nearest whole number), provided however, that, the pro-rata portion that vests shall only become exercisable on the date the applicable portion of each such Tranche would have otherwise become vested under the schedule described above in this Section 4(a) absent such Retirement.
Notwithstanding the foregoing sentences, upon a Participant’s termination of employment for any reason, the Compensation Committee may, in its sole discretion, waive any requirement for vesting then remaining and permit, for a specified period of time consistent with the first sentence of Section 4(b) hereof the exercise of the Options prior to the satisfaction of such requirement. Any fractional Options that would result from application of this Section 4(a) shall be aggregated and shall vest on the first anniversary of the Date of Grant.
(a)    Option Period. The Options shall expire (to the extent not previously exercised or forfeited) on, and shall not be exercisable, following the tenth (10th) anniversary of the Date of Grant. In addition, all Options shall be subject to earlier expiration as provided herein or in the Plan, as follows:
(i)     if the Participant’s employment terminates due to death or, Permanent Disability or on or after a Change in Control without Cause or for Good Reason, the Participant may exercise the Options, to the extent then vested, at any time until the earlier of (A) one year following termination of employment and (B) the expiration date of the Options specified in this Section 4(b);
(ii)      if the Participant’s employment is terminated due to Retirement, the Participant may exercise the Options, to the extent then vested and exercisable, at any time until the expiration date of the Options specified in this Section 4(b);
(iii)     if the Participant’s employment is terminated by the Company without Cause prior to a Change in Control, the Participant may exercise the Options, to the extent then vested, at any time until the earlier of (A) ninety (90) days following termination of employment and (B) the expiration date of the Options specified in this Section 4(b);
(iv)     if the Participant voluntarily terminates employment with the Company, the Participant may exercise the Options, to the extent then vested, at any time until the earlier of (A) sixty (60) days following termination of employment and (B) the expiration date of the Options specified in this Section 4(b); or
(v)     in the event of any other termination of the Participant’s employment (including a termination by the Company for Cause), all of the Options (whether or not vested at the time of termination) shall, without any action on the part of any Person, immediately expire and be canceled without payment therefor.
Except as provided in Section 4(a) hereof or in the case of automatic vesting in connection with such termination event, upon termination of the Participant’s employment with the Company or a Subsidiary for any reason, all Options which have not theretofore vested shall, without any action on the part of any Person, immediately expire and be canceled without any payment therefor.

(b)    Exercise. Subject to the Company’s Policy on Insider Trading, and Sections 4(d), 4(f), and 8 hereof, the Participant may exercise any or all of the Options, to the extent vested and not forfeited. The date of exercise of an Option shall be the date on which the conditions provided in Sections 4(d), 4(f), and 8 hereof are satisfied.
(c)    Payment. At the time of any exercise, the Participant shall pay to the Company the Option Price of the shares as to which this Option is being exercised by delivery of consideration equal to the product of the Option Price and the number of shares purchased, together with any amounts required to be withheld for tax purposes under Section 17(c) of the Plan. Such consideration must be paid before the Company will issue the shares being purchased and must be in a form or a combination of forms acceptable to the Compensation Committee for that purchase, which forms may (but are not required to) include (i) cash; (ii) check or wire transfer; (iii) tendering (either actually or by attestation) shares of Common Stock already owned by the Participant, provided that the shares have been held for the minimum period required by applicable accounting rules to avoid a charge to the Company’s earnings for financial reporting purposes or were not acquired from the Company as compensation; (iv) to the extent permitted by applicable law, Cashless Exercise; or (v) such other consideration as the Compensation Committee may permit in its sole discretion; provided, however, that any Participant may, at any time, exercise any Vested Option (or portion thereof) owned by him pursuant to a Cashless Exercise.
(d)    Stockholder Rights. The Participant shall have no rights as a stockholder with respect to any shares of Common Stock issuable upon exercise of the Options until the Participant has made payment pursuant to Section 4(d) and a certificate or certificates evidencing such shares shall have been issued to the Participant, and no adjustment shall be made for dividends or distributions or other rights in respect of any share for which the record date is prior to the date upon which the Participant shall become the holder of record thereof.
(e)    Limitation of Exercise. The Options shall not be exercisable unless the offer and sale of the shares of Common Stock subject thereto have been registered under the 1933 Act and qualified under applicable state “blue sky” laws, or the Company has determined that an exemption from registration under the 1933 Act and from qualification under such state “blue sky” laws is available.
(f)    Delivery of Shares. As soon as practicable following the exercise of any Options, the appropriate number of shares of Common Stock issued in connection with such exercise shall be issued by the Company’s transfer agent, in the name of the Participant by (a) paper certificate delivered to the Participant, or (b) electronic delivery to the Company’s representative broker.
(g)    Dividends and Distributions. Any shares of Common Stock or other securities of the Company received by the Participant as a result of a stock dividend or other distribution in respect of Option Shares shall be subject to the same restrictions as such Option Shares, and all references to Option Shares hereunder shall be deemed to include such shares of Common Stock or other securities.
(h)    Special Exercise Provisions. Notwithstanding anything to the contrary in the Plan or in this Agreement, if the Participant is employed or resides in China or Italy, then the Participant shall only exercise the Options granted hereunder using the “Cashless Exercise” method as defined in the Plan and shall not have the right to use any other method otherwise permitted under this Agreement.
5.    Noncompetition. The Participant agrees with the Company that, for so long as the Participant is employed by the Company or any of its Subsidiaries and continuing for twelve (12) months (or such longer period as may be provided in an employment or similar agreement between the Participant and the Company or one of its Subsidiaries or as provided in the last sentence of this Section 5) following a termination of such employment that occurs after any of the Options have vested (whether or not such Options have been exercised), the Participant shall not, without the prior written consent of the Company, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent, or otherwise, alone or in association with any other person, firm, corporation, or other business organization, engage or otherwise become involved in a Competing Business in the Americas, Europe, Middle East or Asia or in any other geographic area throughout the world (a) in which the Company or any of its Subsidiaries has engaged in any of the activities that comprise a Competing Business during the Participant’s employment, or (b) in which the Participant has knowledge of the Company’s plans to engage in any of the activities that comprise a Competing Business (including, without limitation, in any area in which any customer of the Company or any of its Subsidiaries may be located); provided, however, that the provisions of this Section 5 shall apply solely to those activities of a Competing Business, with which the Participant was personally involved or for which the Participant was responsible while employed by the Company or its Subsidiaries during the twelve (12) month period preceding termination of the Participant’s employment. This Section 5 will not be violated, however, by the Participant’s investment of up to US$100,000 in the aggregate in one or more publicly-traded companies that engage in a Competing Business. The restrictions of this Section 5 shall also apply during the period after Retirement until vested Options become exercisable described in Section 4(a).
6.    Wrongful Solicitation. As a separate and independent covenant, the Participant agrees with the Company that, for as long as the Participant is employed by the Company or any of its Subsidiaries and continuing for twelve (12) months (or such longer period as may be provided in an employment or similar agreement between the Participant and the Company or one of its Subsidiaries or as provided in the last sentence of this Section 6) following a termination of such employment that occurs after any of the Options have vested (whether or not such Options have been exercised), the Participant shall not engage in any Wrongful Solicitation. The restrictions of this Section 6 shall also apply during the period after Retirement until vested Options become exercisable described in Section 4(a).
7.    Confidentiality; Specific Performance.
(a)    The Participant agrees with the Company that the Participant shall not at any time, except in performance of the Participant’s obligations to the Company hereunder or with the prior written consent of the Company, directly or indirectly, reveal to any person, entity, or other organization (other than the Company, or its employees, officers, directors, stockholders, or agents) or use for the Participant’s own benefit any information deemed to be confidential by the Company or any of its Affiliates (“Confidential Information”) relating to the assets, liabilities, employees, goodwill, business, or affairs of the Company or any of its Affiliates, including, without limitation, any information concerning past, present, or prospective customers, manufacturing processes, marketing, operating, or financial data, or other confidential information used by, or useful to, the Company or any of its Affiliates and known (whether or not known with the knowledge and permission of the Company or any of its Affiliates and whether or not at any time prior to the Date of Grant developed, devised, or otherwise created in whole or in part by the efforts of the Participant) to the Participant by reason of the Participant’s employment with, equity holdings in, or other association with the Company or any of its Affiliates. The Participant further agrees that the Participant will retain all copies and extracts of any written Confidential Information acquired or developed by the Participant during any such employment, equity holding, or association in trust for the sole benefit of the Company, its Affiliates, and their successors and assigns. The Participant further agrees that the Participant will not, without the prior written consent of the Company, remove or take from the Company’s or any of its Affiliate’s premises (or if previously removed or taken, the Participant will promptly return) any written Confidential Information or any copies or extracts thereof. Upon the request and at the expense of the Company, the Participant shall promptly make all disclosures, execute all instruments and papers, and perform all acts reasonably necessary to vest and confirm in the Company and its Affiliates, fully and completely, all rights created or contemplated by this Section 7. The term “Confidential Information” shall not include information that is or becomes generally available to the public other than as a result of a disclosure by, or at the direction of, the Participant.
(b)    The Participant agrees that upon termination of the Participant’s employment with the Company or any Subsidiary for any reason, the Participant will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way evidencing (in whole or in part) Confidential Information relating to the business of the Company and its Subsidiaries and Affiliates. The

Participant further agrees that the Participant will not retain or use for the Participant’s account at any time any trade names, trademark, or other proprietary business designation used or owned in connection with the business of the Company or its Subsidiaries or Affiliates.
(c)    The Participant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section 7, or Section 5 or 6 above, would be inadequate and, in recognition of this fact, the Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond (or other security other than any mandatory minimum or nominal bond or security), shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable remedy which may then be available.
1.    Taxes. This Section 8 applies only to (a) those Participants who are U.S. employees, and (b) those Participants who are employed by a Subsidiary of the Company that is obligated under applicable local law to withhold taxes with respect to the vesting or exercise of the Options. The Company or a designated Subsidiary of the Company shall have the right, prior to the delivery of any certificates evidencing shares of Common Stock to be issued pursuant to this Agreement, to require the Participant to remit to the Company or such Subsidiary any amount sufficient to satisfy any applicable (federal, foreign, state, or local) tax withholding requirements. Prior to the Company’s or the designated Subsidiary’s determination of such withholding liability, the Participant may make an irrevocable election to satisfy, in whole or in part, such obligation to remit taxes by directing the Company or such Subsidiary to withhold shares of Common Stock that would otherwise be received by the Participant (up to the maximum amount of tax permitted to be withheld that will not result in adverse financial accounting consequences to the Company). Such election may be denied by the Compensation Committee in its discretion, or may be made subject to certain conditions specified by the Compensation Committee. The Company or its designated Subsidiary shall also have the right to deduct from all cash payments made pursuant to or in connection with any Award any applicable federal, foreign, state, or local taxes required to be withheld with respect to such payments.
2.    No Obligation to Register. The Company shall be under no obligation to register any Option Shares as a result of the exercise of the Options pursuant to the Securities Act or any other federal or state securities laws.
3.    Market Stand-Off. In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act for such period as the Company or its underwriters may request (such period not to exceed 180 days following the date of the applicable offering), the Participant shall not, directly or indirectly, sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any of the Options granted under this Agreement or any Option Shares resulting the exercise thereof without the prior written consent of the Company or its underwriters.
4.    Protections Against Violations of Agreement. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Options by any holder thereof in violation of the provisions of this Agreement or the Certificate of Incorporation or the Bylaws of the Company, will be valid, and the Company will not transfer any Option Shares resulting from the exercise of Options on its books nor will any of such shares be entitled to vote, nor will any dividends be paid thereon, unless and until there has been full compliance with such provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce such provisions.
5.    Survival. This Agreement shall apply to and bind the Participant and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors. All agreements, representations, and warranties made herein and in the certificates delivered pursuant hereto shall survive the issuance to the Participant of the Options and any Option Shares and shall continue in full force and effect. The terms of Section 5-8, 12, 13, 15, 17-20, and 22 shall expressly survive the forfeiture of any Options and the termination of this Agreement.
6.    Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or sent by certified or registered mail, return receipt requested, postage prepaid, addressed, if to the Participant, to the Participant’s attention at the mailing address set forth on the signature page of this Agreement (or to such other address as the Participant shall have specified to the Company in writing) and, if to the Company, to the Company’s office at 2366 Bernville Road, Reading Pennsylvania, 19605, Attention: General Counsel (or to such other address as the Company shall have specified to the Participant in writing). All such notices shall be conclusively deemed to be received and shall be effective, if sent by hand delivery, upon receipt, or if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.
7.    Waiver. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
8.    Authority of the Administrator. The Compensation Committee shall have the full authority to interpret and construe the terms of the Plan and this Agreement including, but not limited to, making all determinations regarding eligibility, vesting, forfeiture and the calculation of the number of Options or Option Shares awarded or credited under this Agreement. The determination of the Compensation Committee as to any such matter of interpretation, construction or calculation shall be final, binding and conclusive.
9.    Representations. The Participant has reviewed with his or her own tax advisors the applicable tax (U.S., foreign, state, and local) consequences of the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.
10.    Investment Representation. The Participant hereby represents and warrants to the Company that the Participant, by reason of the Participant’s business or financial experience (or the business or financial experience of the Participant’s professional advisors who are unaffiliated with and who are not compensated by the Company or any affiliate or selling agent of the Company, directly or indirectly), has the capacity to protect the Participant’s own interests in connection with the transactions contemplated under this Agreement.
1.    Entire Agreement; Language; Governing Law. This Agreement and the Plan and the other related agreements expressly referred to herein set forth the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement. The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of this Agreement. This Agreement has been prepared in English and may be translated into one or more other languages. If there is a discrepancy between or among any of these versions, the English version shall prevail. Unless otherwise restricted by applicable law, this Agreement may be executed electronically. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, USA, other than its conflicts of laws principles.
2.    Severability; Judicial Reformation. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.
3.    Amendments; Construction. The Compensation Committee may amend the terms of this Agreement prospectively or retroactively at any time, but (unless otherwise provided under Section 18 of the Plan) no such amendment shall impair the rights of the Participant hereunder without his or her consent. To the extent the terms of Section 5 conflict with any prior agreement between the parties related to such subject matter, the terms of Section 5, to the extent more restrictive, shall supersede such conflicting terms and control. Headings to Sections of this Agreement are intended for convenience of reference only, are not part of this Agreement and shall have no effect on the interpretation hereof.
4.    Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understand the terms and provision thereof, and accepts the Options subject to all the terms and conditions of the Plan and this Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Compensation Committee upon any questions arising under this Agreement.
5.    Miscellaneous.
(a)    No Rights to Grants or Continued Employment. The Participant acknowledges that the award granted under this Agreement is not employment compensation nor is it an employment right, and is being granted at the sole discretion of the Compensation Committee. The Participant shall not have any claim or right to receive grants of Awards under the Plan. Neither the Plan nor this Agreement, or any action taken or omitted to be taken hereunder or thereunder, shall be deemed to create or confer on the Participant any right to be retained as an employee of the Company or any Subsidiary or other Affiliate thereof, or to interfere with or to limit in any way the right of the Company or any Affiliate or Subsidiary thereof to terminate the employment of the Participant at any time.
(b)    No Restriction on Right of Company to Effect Corporate Changes. Neither the Plan nor this Agreement shall affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred, or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the assets or business of the Company, or any other corporate act or proceeding, whether of a similar character or otherwise.

(c)    Assignment. The Company shall have the right to assign any or all of its rights and to delegate any or all of its duties under this Agreement to any of its Affiliates. The terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the permitted successors and assigns of the Company (including any person or entity which acquires all or substantially all of the assets of the Company).
(d)    Adjustments. The Options shall be adjusted or terminated as contemplated by Section 16(a) of the Plan.
(a)    Clawback Policy. The Options and any Option Shares shall be subject to the terms of the clawback policy adopted by the Board of Directors (as such policy may be amended from time-to-time).
[REST OF PAGE LEFT INTENTIONALLY BLANK]

THIS AGREEMENT SHALL BE NULL AND VOID AND UNENFORCEABLE BY THE PARTICIPANT UNLESS SIGNED AND DELIVERED TO THE COMPANY NOT LATER THAN THIRTY (30) DAYS SUBSEQUENT TO THE DATE OF GRANT SET FORTH BELOW.
BY SIGNING THIS AGREEMENT, THE PARTICIPANT IS HEREBY CONSENTING TO THE USE AND TRANSFER OF THE PARTICIPANT’S PERSONAL DATA BY THE COMPANY TO THE EXTENT NECESSARY TO ADMINISTER AND PROCESS THE AWARDS GRANTED UNDER THIS AGREEMENT.
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Participant has executed this Agreement, both as of the day and year first above written.

ENERSYS

By:
Name:	David M. Shaffer
Title:	President & Chief Executive Officer

PARTICIPANT

By:
Name:
Address:

Date Of Grant: __________________

Number of Options:	_______ Option Price: $ _____

Appendix A
to
Employee Stock Option Agreement
Under the 2017 Equity Incentive Plan

This Appendix A contains supplemental terms and conditions for awards of nonqualified stock options (“Options”) granted as of the Date of Grant set forth in the Agreement under the 2017 Equity Incentive Plan (the “Plan”) to Participants who reside outside the United States or who are otherwise subject to the laws of a country other than the United States.
The Participant has also received the Agreement applicable to the Award set forth therein. The Agreement, together with this Appendix A and the Plan are the terms and conditions of the grant of Options set forth in the Agreement. To the extent that this Appendix A amends, deletes or supplements any terms of the Agreement, this Appendix A shall control. Capitalized terms used but not defined herein shall have the same meanings ascribed to them in the Agreement.
Section I of this Appendix A contains special terms and conditions that govern the Options outside of the United States. Section II of this Appendix A contains special terms and conditions that govern the Options in all countries, excluding France, Germany, Italy and the United Kingdom. Section III of this Appendix A contains special terms and conditions that govern the Options in France, Germany, Italy and the United Kingdom. Section IV of this Appendix A includes special terms and conditions in the specific countries listed therein.
This Appendix A may also include information regarding exchange controls, taxation of awards and certain other issues of which the Participant should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, tax and other laws concerning Options in effect as of July 30, 2018. Such laws are often complex and change frequently; the information may be out of date at the time the Participant vests in or exercises the Options or sells shares acquired under the Plan. As a result, the Company strongly recommends that the Participant should not rely on the information noted herein as the only source of information relating to the consequences of the Participant's participation in the Plan.
In addition, this Appendix A is general in nature, does not discuss all of the various laws, rules and regulations which may apply to the Participant's particular situation and the Company does not assure the Participant of any particular result. Accordingly, the Participant is strongly advised to seek appropriate professional advice as to how the relevant laws in the Participant's country apply to the Participant's specific situation.
Finally, if the Participant is a citizen or resident of a country other than the one in which the Participant is currently working, transferred employment after the Award was granted or is considered a resident of another country for local law purposes, the information contained herein may not be applicable to the Participant in the same manner. In addition, the Company shall, in its sole discretion, determine to what extent the terms and conditions contained herein will apply under these circumstances.
Section I. All Countries Outside the United States

1.    Nature of Grant. In accepting the Award, the Participant acknowledges that:

(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)the grant of the Options is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted repeatedly in the past;

(c)all decisions with respect to future grants, if any, will be at the sole discretion of Company;

(d)the Participant is voluntarily participating in the Plan;

(e)the Options and the underlying shares of Common Stock subject to the Options are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or any Subsidiary or Affiliate, and which is outside the scope of the Participant's employment contract, if any;

(f)the Options and the underlying shares of Common Stock subject to the Options are not intended to replace any pension rights, if any, or compensation;

(g)the Options and the underlying shares of Common Stock subject to the Options, and the income and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Subsidiary or Affiliate;

(h)the grant of the Options and the Participant's participation in the Plan will not be interpreted to form an employment contract or relationship with the Company or any Subsidiary or Affiliate;

(i)the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty;

(j)if the Participant obtains shares of Common Stock upon exercise of the Participant's Options, the value of those shares acquired may increase or decrease in value;
(k)in consideration of the grant of the Options, no claim or entitlement to compensation or damages shall arise from forfeiture of the Options resulting from termination of the Participant's employment with the Company or any Subsidiary or Affiliate (for any reason whatsoever and whether or not in breach of local labor laws) and the Participant irrevocably release the Company and the Subsidiaries and Affiliates from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, the Participant will be deemed irrevocably to have waived the Participant's entitlement to pursue such claim;

(l)in the event of termination of the Participant's employment (whether or not in breach of local labor laws), the Participant's right to vest in the Options under the Plan, if any, will terminate effective as of the date that the Participant is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Compensation Committee shall have the exclusive discretion to determine when the Participant is no longer actively employed for purposes of the Participant's Award;

(m)the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant's participation in the Plan, or the Participant's acquisition or sale of Common Stock;

(n)the Participant is hereby advised to consult with the Participant's personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan;

(o)unless otherwise provided in the Plan or by the Company in its discretion, the Options and the benefits evidenced by this Agreement do not create any entitlement to have the Options or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and

(p)neither the Company, any Subsidiary nor any Affiliate of the Company shall be liable for any foreign exchange rate fluctuation between the Participant's local currency and the United States Dollar that may affect the value of the Options or of any amounts due to the Participant pursuant to the exercise of the Options or the subsequent sale of any shares acquired upon exercise.

2.	Payment of Taxes. The following provisions supplement Section 8 of the Agreement entitled “Taxes.”
i.Regardless of any action the Company or the Subsidiary/Affiliate that employs the Participant (the “Employer”) takes with respect to any or all income tax, the Participant’s portion of social insurance, payroll tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer.
ii.The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant of the Options, the issuance of shares of Common Stock upon exercise of the Options, the subsequent sale of shares of Common Stock acquired pursuant to such issuance and the receipt of any dividends; and (2) do not commit to, and are under no obligation to, structure the terms of the grant or any aspect of the Options to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result.
iii.Further, if the Participant becomes subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
iv.The Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (1) withholding in shares of Common Stock to be issued or cash distributed upon exercise of the Options; (2) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer; (3) withholding from the proceeds of the sale of shares of Common Stock acquired upon exercise of the Options either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization).
v.To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, the Participant shall be deemed to have been issued the full number of shares of Common Stock issuable upon the exercise of the Options, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Participant’s participation in the Plan.
vi.The Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Common Stock or the proceeds of the sale of shares of Common Stock, if the Participant fails to comply with this obligation.

3.
Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that, depending on the Participant’s country of residence (and country of employment, if different), the Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect the Participant’s ability to acquire or sell shares of Common Stock or rights to shares of Common Stock (e.g., Options) under the Plan during such times as the Participant is considered to have “inside information” (as defined by the laws in the applicable country). The insider trading and/or market abuse laws may be different from any Company Insider Trading Policy. The Participant personally is responsible for ensuring compliance with any applicable restrictions and should consult with the Participant’s personal legal advisor for additional information about any applicable restrictions and the Participant’s obligations.

4.
Foreign Asset/Account and Exchange Control Reporting. The Participant’s country of residence (and country of employment, if different) may have certain exchange controls and foreign asset and/or account reporting requirements which may affect the Participant’s ability to purchase or hold shares of Common Stock under the Plan or receive cash from the Participant’s participation in the Plan (including from any dividends received or sale proceeds arising from the sale of shares of Common Stock) in a brokerage or bank account outside the Participant’s country of residence (and country of employment, if different). The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in the Participant’s country of residence (and country of employment, if different). Further, the Participant may be required to repatriate the shares of Common Stock or proceeds acquired as a result of participating in the Plan to the Participant’s country of residence (and country of employment, if different) through a designated bank/broker and/or within a certain time. The Participant personally is responsible for ensuring compliance with any applicable reporting obligations and should consult with the Participant’s personal legal advisor for additional information about such obligations.

Section II. All Countries excluding France, Germany, Italy and the United Kingdom

Data Privacy Consent.
I hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described in this Agreement and any other Award grant materials by and among, as applicable, the employer, the Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing my participation in the Plan (“Data”).
I understand that the Company and the employer may hold certain personal information about me, including, but not limited to, my name, home address and telephone number, email address, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in my favor, for the exclusive purpose of implementing, administering and managing the Plan.
I understand that Data will be transferred to a third party plan administrator, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. I understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than my country. I understand that if I reside outside the United States, I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources representative. I authorize the Company, the third party administrator and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing my participation in the Plan. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the Plan. I understand that if I reside outside the United States, I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources representative. Further, I understand that I am providing the consents herein on a purely voluntary basis. If I do not consent, or if I later seek to revoke my consent, my employment status or service and career with the employer will not be adversely affected; the only adverse consequence of refusing or withdrawing my consent is that the Company would not be able to grant me the Award or other awards or administer or maintain such awards. Therefore, I understand that refusing or withdrawing my consent may affect my ability to participate in the Plan.
I understand that I will consult my local human resources representative, Privacy Champion, Data Protection Officer (if applicable), or the Legal Department, if I have any questions or comments concerning the processing of my data.
Section III. France, Germany, Italy and the United Kingdom

Data Privacy Notice.
You are hereby notified of the collection, use and transfer outside of the European Economic Area, as described in this Agreement, in electronic or other form, of your Personal Data (defined below) by and among, as applicable, the Company and certain of its Subsidiaries and/or Affiliates for the purpose of performing and satisfying its contractual obligations under the Agreement and for the necessary, exclusive and legitimate purpose of implementing, administering and managing your participation in the Plan.
You understand that the Company and the Employer hold certain personal information about you, including, but not limited to, your name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all entitlement to Shares awarded, canceled, vested, unvested or outstanding in your favor (“Personal Data”), for the purpose of implementing, administering and managing the Plan.
You understand that providing the Company with this Personal Data is necessary for the performance of this Agreement and that your refusal to provide the Personal Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan. Your Personal Data shall be accessible within the Company only by the persons specifically charged with Personal Data processing operations and by the persons that need to access the Personal Data because of their duties and position in relation to the performance of this Agreement.
The Personal Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You may, at any time and without cost, contact Solium Capital LLC, 60 E. Rio Salado Parkway, Suite 510, Tempe AZ 85281 to enforce your rights under the data protection laws in your country, which may include the right to (i) request access to or copies of Personal Data subject to processing; (ii) request rectification of incorrect Personal Data; (iii) request deletion of Personal Data; (iv) request restriction on processing of Personal Data; (v) request portability of Personal Data; (vi) lodge complaints with competent authorities in your country; and/or (vii) request a list with the names and addresses of any potential recipients of Personal Data.
The Company provides appropriate safeguards for protecting Personal Data that it receives in the U.S. through its adherence to data transfer agreements (which include model contractual clauses) entered into between the Company and its Subsidiaries and Affiliates within the European Union.
Further, you are hereby notified that the Company and certain of its Subsidiaries and/or Affiliates will transfer Personal Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan. When transferring Personal Data to these recipients, the Company and its Subsidiaries and/or Affiliates, as applicable, will provide appropriate safeguards in accordance with the data transfer agreements entered into between these parties.
The Company or its Subsidiaries or Affiliates may each further transfer Personal Data to Solium Capital LLC and/or such other third parties as may be selected by the Company, which are assisting the Company with the implementation, administration and management of the Plan. The Company may select a different service provider or additional service providers and share Personal Data with such other provider(s) serving in a similar manner. Solium Capital LLC is based in the United States. Your country or jurisdiction may have different data privacy laws and protections than the United States. Nonetheless, your Personal Data will be transferred to Solium Capital LLC for the exclusive purpose of administering your participation in the Plan. The Company's legal basis, where required, for the transfer of Personal Data to Solium Capital LLC is that such transfer is necessary for the purpose of performing and satisfying its contractual obligations under the Agreement.
Finally, you may choose to opt out of allowing the Company to share your Personal Data with Solium Capital LLC and others as described above, although execution of such choice may mean the Company cannot grant awards under the Plan to you. For questions about this choice or to make this choice, you should contact the EnerSys legal department at legal.enersys.com.
Section IV. Country-Specific Provisions

China
Options Settled Only in Cash. Notwithstanding anything in the Agreement or the Plan to the contrary, any exercised Options shall be settled solely by means of a cash payment made directly to the Participant by the Affiliate in China that employs the Participant. The grant of Options does not provide any right for the Participant to receive shares of Common Stock.
France
Nature of Options. The Options are not granted under the French specific regime provided by Articles L. 225-177 to L. 225-186-1 of the French commercial code.
English Language Consent. The parties acknowledge that it is their express wish that the Plan, the Agreement and this Appendix A, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention («Plan, Agreement and Appendix A»), ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.
Exchange Control Information. The value of any cash or securities imported to or exported from France without the use of a financial institution must be reported to the customs and excise authorities when the value of such cash or securities is equal to or greater than a certain amount. The Participant personally is responsible for ensuring compliance with any applicable reporting obligations and should consult with the Participant’s personal legal advisor for additional information about such obligations.
Germany
Exchange Control Information. Cross-border payments in connection with the purchase or sale of securities in excess of EUR 12,500 must be reported monthly by accessing the electronic General Statistics Reporting Portal (Allgemeines Meldeportal Statistik) via the Bundesbank’s website (www.bundesbank.de). The Participant personally is responsible for ensuring compliance with any applicable reporting obligations and should consult with the Participant’s personal legal advisor for additional information about such obligations.
Italy
Options Exercisable by Cashless Exercise Only. Notwithstanding anything in the Agreement or the Plan to the contrary, the Participant may exercise the Options only by means of a full Cashless Exercise, such that the Participant will deliver a properly executed notice together with irrevocable instructions to a broker in a form acceptable to the Company providing for the assignment to the Company of the proceeds of a sale with respect to all of the shares of Common Stock acquired upon the exercise of the Options pursuant to a program or procedure approved by the Company. The cash proceeds from the sale of the shares of Common Stock, less the Option Price, any Tax-Related Items that are required to be withheld and broker’s fees or commissions, will be paid to the Participant. The Company reserves the right to eliminate the required use of the Cashless Exercise form of payment, in its sole discretion, and allow the Participant to use another form of payment permitted under Section 4(d) of the Agreement.
Plan Document Acknowledgment. In accepting the grant of Options, the Participant acknowledges that the Participant has received a copy of the Plan, has reviewed the Plan and the Agreement in their entirety, and fully understands and accepts all provisions of the Plan and the Agreement. The Participant further acknowledges that the Participant has read and specifically and expressly approves the following Sections in the Agreement and Appendix A:

•	Section 4 (Terms and Conditions)

•	Section 5 (Noncompetition)

•	Section 6 (Wrongful Solicitation)

•	Section 7 (Confidentiality; Specific Performance)

•	Section 17 (Investment Representation)

•	Section 18 (Entire Agreement; Language; Governing Law)

•	Section 22(e) (Clawback Policy)

•	Appendix A, Section I (Nature of Grant)

•	Appendix A, Section I (Payment of Taxes)

•	Appendix A, Section III (Data Privacy Notice)
Singapore
Sale Restriction. The Participant expressly agrees that any shares of Common Stock received upon exercise of the Options will not be offered for sale or sold in Singapore prior to the six (6) month anniversary of the Date of Grant, unless such sale or offer in is made after pursuant to the exemption under Part XIII Division (1) Subdivision (4) (other than Section 280) of the SFA (Chapter 289, 2006 Ed.) or pursuant to, and in accordance with the conditions of, any other applicable provision(s) of the SFA.
Securities Law Information. The grant of Options is being made in reliance on Section 273(1)(f) of the SFA, under which it is exempt from the prospectus and registration requirements under the SFA and is not made to the Participant with a view to the shares of Common Stock being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.
Chief Executive Officer and Director Notification Obligation. If the Participant is the Chief Executive Officer (“CEO”) or a director, alternate director, substitute director or shadow director of the Company’s Singapore Subsidiary or Affiliate, the Participant is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Company’s Singapore Subsidiary or Affiliate in writing when the Participant receives an interest (e.g., Options or shares of Common Stock) in the Company or any Subsidiary or Affiliate. This notification must be made (a) within two (2) business days of acquiring or disposing of any interest in the Company or any Subsidiary or Affiliate, or becoming the CEO or a director, associate director or shadow director, whichever occurs last, and (b) upon any change in a previously disclosed interest (e.g., sale of shares of Common Stock issued upon vesting and settlement of the Options).
Switzerland
Securities Law Information. The offer of the Options is considered a private offering in Switzerland and therefore is not subject to securities registration in Switzerland. Neither this document nor any other materials relating to the Options (a) constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, (b) may be publicly distributed or otherwise made publicly available in Switzerland or (c) has been or will be filed with, approved, or supervised by any Swiss regulatory authority (in particular, the Swiss Financial Market Supervisory Authority (FINMA)).

United Kingdom
Tax Withholding. The following provision supplements Section I (Payment of Taxes) of this Appendix A:
The Participant expressly agrees that the Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company, the Employer and/or by Her Majesty’s Revenue & Customs (“HRMC”) (or any other tax authority or any other relevant authority). The Participant also hereby agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on the Participant’s behalf to HMRC (or any other tax authority or any other relevant authority).
Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act) and the indemnification of the Company and the Employer is viewed as a loan, the Participant will be ineligible for such a loan to cover income tax. In the event that the Participant is a director or executive officer and income taxes are not collected from or paid by the Participant within ninety (90) days after the end of the tax year in which the event giving rise to the income tax obligation arose, the amount of any uncollected income tax may constitute a benefit to the Participant on which additional income tax and national insurance contributions (“NICs”) may be payable. The Participant acknowledges that the Participant will be responsible for reporting any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company or the Employer (as applicable) for any employee NICs due on this additional benefit which may be recovered from the Participant by the Company or the Employer at any time thereafter by any of the means referred to herein.
**************************